Shift4 to acquire Global Blue: A New Strategic Milestone Signy, Switzerland, February 18, 2025  Global Blue, a Europe and APAC-based business partner for the shopping journey, and Shift4, a US-leader in integrated payments and commerce technology, have entered into a definitive agreement under which Shift4 will acquire 100% of Global Blue shares  Both companies power billions of transactions annually and aim to provide mission-critical merchant solutions that simplify complex shopping journeys. The combination will create a global leader in commerce and shopping technologies, with a footprint in over 50 countries, serving several hundred thousand of retail and hospitality locations  Under the terms of the agreement, Shift4 intends to acquire Global Blue common shares for $7.50 per share  Closing is expected to take place by the third quarter of calendar year 2025 Shift4, a leader in integrated payments and technology Shift4 is a global leader in financial technology with a track record in the industry for more than 25 years. It provides a wide range of integrated payment technologies to the retail and hospitality sectors, processing billions of in-person and online transactions. Through its best-in-class technology, Shift4 is simplifying complex payment journeys and changing the way the world experiences commerce. Beyond technology, Shift4 supports over 200,000 clients with advisory services, like business intelligence, revenue optimization and fraud prevention. A common vision and complementary assets with Global Blue Both companies share the same vision of simplifying consumer experiences through integrated technology and advisory services, reinforced by long-lasting partnerships and a culture of operational excellence, in the retail and hospitality industries. Similar to Shift4, Global Blue aims to simplify complex consumer journeys across more than 400,000 retail and hospitality locations(1) by offering its technology platform that enables Tax Free Shopping, Dynamic Currency Conversion and e-Commerce Post- Purchase businesses. Global Blue also supports partners via consulting services in Business Intelligence, Digital Marketing and Training.

Shift4 and Global Blue also have a highly complementary geographic footprint. Shift4 has a large presence in the US and an expanding international footprint, while Global Blue operates across 52 countries in Europe, APAC and Latin America. The combination of the two companies will create a global leader in integrated technologies for the payment and shopping journey. The acquisition of Global Blue by Shift4 will also bring together two experienced teams, with a shared entrepreneurial spirit. Both teams will work together to create new growth opportunities through product expansion into new markets, cross selling and product innovation. “Joining forces with Shift4 marks a significant milestone in Global Blue’s growth journey, further strengthening our integrated value proposition for our marquee merchants worldwide. We are particularly thrilled to partner with Shift4 to continue our track record of innovation, delivering enhanced experiences for all stakeholders in the shopping ecosystem,” said Global Blue CEO Jacques Stern. “I would like to thank all Global Blue team members, without whom the success of Global Blue would not have been possible. Additionally, I extend my gratitude to Joe Osnoss, representative of Silver Lake on the Board, for his continuous support and guidance over the last 10 years.” Shift4 CEO Taylor Lauber said “We are incredibly excited for the opportunity to welcome Jacques and the Global Blue team into the Shift4 family. This transaction is the most significant in our 26 years of history and with good reason. The Global Blue technology stack, marquee customers and industry leading position will serve as a cornerstone for our global expansion strategy and gives us meaningful scale in many new geographies. Boldly Forward!” Transaction details Under the terms of the definitive agreement, Shift4 intends to acquire Global Blue for $7.50 per common share in cash, representing a 15% premium to Global Blue’s closing share price as of February 14, 2025, through a tender offer and a subsequent statutory merger. Shift4 intends to acquire Global Blue’s Series A Preferred shares at $10.00 per preferred share and Series B Preferred shares at $11.81 per preferred share. Upon completion of the transaction, Global Blue’s common and preferred stock will no longer be listed on any public stock exchange. Global Blue warrant holders will be able to exercise their warrants, ahead of their maturity in August 2025. The acquisition has been unanimously approved by the boards of directors of Shift4 and Global Blue, and the board of directors of Global Blue has unanimously resolved that it will recommend to the Global Blue shareholders to accept the tender offer. The transaction is expected to close by the third quarter of calendar year 2025, subject to regulatory approvals, other customary closing conditions, and a minimum tender of 90% of Global Blue’s issued and outstanding common shares and preferred shares on a combined basis. Certain Global Blue shareholders have entered into tender and support agreements, pursuant to which such shareholders agreed, among other things, to tender their shares in the tender offer subject to the terms and conditions of such agreements. Shift4 expects to finance the acquisition with cash on hand and a 364-day $1,795 million bridge loan facility entered in connection with the transaction. Tom Farley, Chairman of Global Blue, on behalf of the existing board of directors including representatives of Silver Lake, Partners Group, Certares and Knighthead, said: “We are pleased to unanimously recommend the transaction, which we believe will deliver significant, immediate and certain value to Global Blue’s shareholders. More broadly, we firmly believe that this transaction is in the best interests of our employees, customers and stakeholders, ensuring continued growth and innovation under new ownership.” Joe Osnoss, Global Blue Board member and a Managing Partner at Silver Lake, added, “We are grateful to Global Blue’s management team and employees for their unwavering commitment to developing Global Blue into what it is today. We especially appreciate Jacques Stern’s decade of stewardship as CEO, during which the company accelerated its technology leadership, posted significant merchant wins, increased its digital value proposition for consumers and doubled profits. We look forward to seeing the company continue to thrive in its next chapter." Preliminary figures for Q3 FY24/25 On the occasion of the announced transaction, Global Blue is releasing its preliminary Q3 FY24/25 financial results and the Last Twelve Months figures, which show significant improvements across all key metrics. Q3 FY24/25 financial performance The Group is expecting to deliver a 20% YoY increase in Revenue to €131m and a 31% YoY increase in Adjusted EBITDA to €52m(2). The increase in Adjusted EBITDA implied an improvement in margin of 3.4pts to 39.7% with a 56% drop-through. Last Twelve Months as of December 31st 2024 financial performance The Tax Free Shopping and Payments Completed Sales-in-Store highlight a continued positive trend, reaching €29.9b and representing a 23% YoY increase. The Group is therefore expecting to deliver a 20% YoY increase in Revenue to €486m and a 38% YoY increase in Adjusted EBITDA to €188m(2). The increase in Adjusted EBITDA implied an improvement in margin of 5pts to 38.6% with a 63% drop-through. Global Blue’s preliminary financial results for Q3 FY24/25 and the Last Twelve Months ended December 31, 2024 are not yet finalized and are subject to change. The information above represents Global Blue’s estimates for Q3 FY24/25 and the Last Twelve Months ended December 31, 2024, which are based only on currently available information and do not present all necessary information for an understanding of Global Blue’s results of operations and financial condition for such periods.

Advisors Goldman Sachs & Co. LLC is acting as financial advisor to Shift4, Latham & Watkins LLP is acting as legal counsel, and Loyens & Loeff is acting as Swiss counsel. J.P. Morgan Securities LLC is acting as lead financial advisor for Global Blue, Deutsche Bank Securities, IFBC, Oppenheimer & Co. Inc., PJT Partners, and UBS are acting as financial advisors (in alphabetical order), and Simpson Thacher & Bartlett LLP and Niederer Kraft Frey Ltd are acting as legal counsel. For further information regarding all terms and conditions contained in the definitive agreement, please see Global Blue's Current Report on Form 6-K, which will be filed in connection with the transaction. Media Contacts Virginie Alem – SVP Marketing & Communications Mail: valem@globalblue.com Investor Relations Contacts Frances Gibbons – Head of Investor Relations Mob: +44 (0)7815 034 212 Mail: fgibbons@globalblue.com About Global Blue Global Blue is the business partner for the shopping journey, providing technology and services to enhance the experience and drive performance. With over 40 years of expertise, today we connect thousands of retailers, acquirers, and hotels with nearly 80 million consumers across 52 countries, in three industries: Tax Free Shopping, Payments and Post-Purchase solutions. For the three months For the twelve months ended December 31 ended December 31 €M 2024 2024 Profit for the period 33.9 73.5 Profit margin (%) 25.8% 15.1% Income Tax Expense 12.3 40.3 Net Finance Costs 13.9 57.3 Exceptional Items(3) (21.9) (35.9) Depreciation & Amortization 14.0 52.6 Adjusted EBITDA 52.2 187.8 Adjusted EBITDA Margin (%) 39.7% 38.6%

With over 2,000 employees, Global Blue generated €28bn Sales in Store and €422M revenue in FY 2023/24. Global Blue is listed on the New York Stock Exchange. For more information, please visit www.globalblue.com (1) Active merchants definition per 20-F (2) Please see the table on page 4, which provides a reconciliation between Profit and Adjusted EBITDA (3) Exceptional Items consist of items which Global Blue does not consider indicative of its ongoing operating and financial performance, not directly related to ordinary business operations and which are not included in the assessment of management performance About Shift4 Shift4 (NYSE: FOUR) is boldly redefining commerce by simplifying complex payments ecosystems across the world. As the leader in commerce-enabling technology, Shift4 powers billions of transactions annually for hundreds of thousands of businesses in virtually every industry. For more information, visit shift4.com.